EXHIBIT 10.3

Supernus to Receive $30 Million in Non-Dilutive Royalty Deal

Rockville, MD, July 8, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), today announced the execution of a royalty acquisition agreement (“Agreement”) with HealthCare Royalty Partners (“HC Royalty”). Per the Agreement, HC Royalty will make a $30 million cash payment to Supernus in consideration for acquiring from Supernus certain royalty and milestone rights related to the commercialization of Orenitram™ (treprostinil) Extended-Release Tablets by Supernus’ partner United Therapeutics Corporation. Supernus will retain full ownership of the Royalty Rights after a certain threshold has been reached per the terms of the Agreement.

“We are pleased to have completed this royalty transaction, which strengthens our balance sheet and enhances our financial flexibility”, said Jack Khattar, President and Chief Executive Officer of Supernus. “The transaction allows us to partially monetize our royalty stream from Orenitram™ for a significant cash consideration while positioning Supernus to further benefit from the future upside potential of the product.”

Orenitram is indicated for the treatment of pulmonary arterial hypertension (PAH) in WHO Group I patients to improve exercise capacity. The product was recently launched by United Therapeutics Corporation (NASDAQ:  UTHR) in the United States market. Supernus developed the extended release formulation of Orenitram under a Development and License Agreement with United Therapeutics using its EnSoTrol, novel osmotic technology platform. Per the license agreement between Supernus and United Therapeutics, Supernus is entitled to certain milestone fees and royalties (“Royalty Rights”) associated with the commercialization of the product worldwide.

“As a result of this royalty transaction, our cash position has been significantly strengthened giving us additional operational flexibility and expanding our capacity for potential business development activities,” added Jack A. Khattar.

“Orenitram is a meaningful advance in the treatment of pulmonary arterial hypertension, as the first FDA approved orally administered prostacyclin therapy,” commented Todd C. Davis, Founding Managing Director at HC Royalty. “We were pleased to structure a deal for Supernus that would enable them to financially benefit from the future success of Orenitram.”

For full patient information and full prescribing information, visit:

www.orenitram.com/dtc/pdf/Orenitram_Full_Prescribing_Information.pdf.

Orenitram™ is a trademark of United Therapeutics Corporation.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

About HealthCare Royalty Partners

HealthCare Royalty Partners is a global healthcare investment firm focused on providing financing solutions to healthcare companies and royalty owners with interests in approved pharmaceutical and medical device products. The firm’s senior investment team has participated in over 50 royalty financings valued at over $2 billion over the past decade. For more information, visit www.healthcareroyalty.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential net sales of Orenitram™ and United Therapeutics’ willingness and ability to pay future royalties and milestone payments as they become due under the License Agreement with Supernus, or the significance of such payments. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding United Therapeutics Corporation’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 21, 2014 under the caption “Risk Factors”. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

INVESTOR CONTACT:

COCKRELL GROUP

877.889.1972

investorrelations@thecockrellgroup.com

cockrellgroup.com